EXHIBIT 99.1

Important Notice Concerning Limitations on Your
Trading in IAC/InterActiveCorp Stock During 401(k) Blackout Period

July 15, 2005

To:	Directors and Executive Officers of IAC/InterActiveCorp

From:	Joanne Hawkins, Vice President and Associate General Counsel

1.                    In connection with the reverse stock split of the common stock of IAC/InterActiveCorp (“IAC” or the “Company”) and the spin-off of Expedia, Inc. (the “Spin-off”), a “blackout period” will be imposed on transactions involving the IAC common stock fund under the Company’s 401(k) plan.  Specifically, during the blackout period, participants in the 401(k) plan will be temporarily unable to make exchanges into or out of, or take distributions or loans of money invested in, the IAC common stock fund under the 401(k) plan. Under the 2002 Sarbanes-Oxley law, the Company’s directors and executive officers will generally be prohibited from engaging in transactions involving Company equity securities (including options and other derivatives based on Company stock) during this blackout period in addition to otherwise complying with the Company’s securities trading policy.

2.                    The blackout period for the 401(k) plan is expected to begin during the calendar week beginning on August 7, 2005 and end on the date that is up to approximately one week after the blackout period begins.  You can confirm the status of the blackout period by contacting me at (212) 314-7230, or joanne.hawkins@iac.com.

3.                    Generally, during the blackout period, you are prohibited from directly or indirectly purchasing, selling or otherwise transferring any equity security of the Company that you acquired in connection with your service as a director or an executive officer.  “Equity securities” are defined broadly to include options and other derivatives.  Covered transactions are not limited to those involving your direct ownership, but include any transaction relating to Company equity securities in which you have a pecuniary interest.  Dispositions of equity securities of the Company in connection with the Spin-off are excluded from the trading restrictions.  Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered.  However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

4.                    The following are examples of transactions that you may not engage in during the blackout period:

•                  Exercising stock options granted to you in connection with your service as a director or executive officer

•                  Selling Company stock that you acquired by exercising options

•                  Selling Company stock that you originally received as a restricted stock grant

5.                    If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe.

We therefore request that you contact Joanne Hawkins, (212) 314-7230, joanne.hawkins@iac.com before engaging in any transaction involving Company stock or derivatives based on Company stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.